Exhibit 10.4

PROPOSAL/MEMORANDUM OF UNDERSTANDING

June 19, 2007

Enterconnect Inc.
100 Century Center Court
Suite 650
San Jose, CA 95112

Re:  Media Campaign for Enterconnect Inc.

Global Media Fund, Inc. (GMF) is pleased to present this offer to produce and distribute a total of Two Million Dollars ($2,000,000) worth of nationally syndicated newspaper features, nationally syndicated radio features and other media on behalf of Enterconnect Inc. (Enterconnect), using the industry standard advertising rates currently utilized by GMF, over a Twelve (12) month time frame. Enterconnect will have the option to choose at its discretion the balance of print, radio and other media features as outlined below. GMF has summarized some expected exposure values in the paragraphs below assuming that Enterconnect chooses to utilize print features only. These exposure values are not guaranteed numbers, but are based upon current average results displayed over the selected time frame for illustrative purposes. They do not factor in media campaign ramp up times, or the fact that the print features will continue to run for up to eighteen months after the last feature is distributed.

FORMS OF MEDIA AVAILABLE (Enterconnect’s choices)

1. Newspaper Features
The newspaper features will be specifically about your company and distributed to 10,250 daily and weekly newspapers, news, and wire services. Our services will include: feature consultation and development, writing and editing, printing, delivery, clippings and readership reports including comparable advertising space value reports.  You will have final approval on all copy.

Your features will be distributed on computer disks, by direct electronic feed and in a hard copy camera-ready format.  GMF will deliver clipping reports beginning ten (10) weeks after media pick up; these reports will continue to be sent on a monthly basis for one (1) calendar year from delivery (date feature was distributed).

Newspaper Distribution Guarantee. Although placement is subject to individual editorial discretion, GMF offers the following guarantee: each print feature must receive placements in at least one hundred (100) newspapers (we currently average 648 placements per feature). If the placements do not total 100 within a six (6) month period of your sign-off on the feature, GMF will re-write and/or re-distribute that feature at no cost to you until the guaranteed minimum of 100 is obtained.

Expected Print Exposure Assuming that Enterconnect chooses to utilize print features only and to run the print features evenly over a one (1) year time frame, the print features would reach an estimated audience of One Hundred and One Million Eight Hundred Eighty Two Thousand Eight Hundred Eighty (101,882,880) readers per month for twelve (12) months.

2. Radio Features
The radio features will be nationally syndicated radio features specifically about your company. Your scripts will be written by media and radio professionals, read by radio professionals, produced on a CD-ROM and sent to over 6,000 radio stations around the country. In addition to the CD, a script of your public service message is distributed as well, so that announcers can "localize" the material.

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Radio Features consist of two 30-second scripts under one heading written to your approval. You will have final approval on all radio features. GMF will deliver radio exposure reports on a monthly basis for the duration of the media campaign that details each radio station that played the feature. These releases are guaranteed (see “Radio Distribution Guarantee” below) to be played on at least Four Hundred (400) radio stations.

Radio Distribution Guarantee. Although placement is subject to individual editorial discretion, GMF offers the following guarantee: each radio feature must receive placements in at least Four Hundred (400) radio stations. If the placements do not total Four Hundred (400) within a Six (6) month period of your sign-off on the feature, GMF will re-write and/or re-distribute that feature at no cost to you until the guaranteed minimum of Four Hundred (400) is obtained.

3. Television Media
The television spots will normally be 30 second, 60 second or television format standard time spots. Your television ad will be produced by television media professionals and will be distributed on television stations and/or networks. Some examples of television networks are ESPN, Fox Sports, etc.  You will have final approval on all television spots and media values will be applied from the rate card.

4. Internet Media, Marketing and Services
The Internet media category may include many forms of media. These forms include professional services to build or enhance customers’ websites, services to optimize websites, search engine optimization, email marketing and other services. We can also provide custom designed Internet campaigns for each of our clients.  The customer will have final approval on all Internet marketing services and media values will be applied from industry standards.

5. Golf Events and Other Sponsorships
Golf sponsorships and other event sponsorships, such as Celebrity golf tournaments, X Game, Fishing, Rodeo, snowmobile and dirt bike racing, Horse racing, Women's Softball, and much more, are offered to GMF clients on an event by event basis based on inventory.  These events may be nationally televised and typically include things like signage, localized media, purse, an events ceremony and a full range of offerings around each event.  GMF clients will have an opportunity to take advantage of these offerings.  Customers will have final approval on all new events and values will be applied from industry standards.

6. Other Media
GMF is committed to continuously adding to our portfolio of media.  As we add more media to our portfolio, our clients will have an opportunity to take advantage of the new offerings.  Customers will have final approval on new media.

In Consideration of Media Campaign
The total all-inclusive cost for this media campaign is One Million Dollars ($1,000,000).  Payment will be in the form of One Million Dollars ($1,000,000) in shares of restricted common stock of Enterconnect (the “Restricted Shares”). The restricted shares payment of this Memorandum of Understanding (“MOU”) shall be paid upon execution of this document. The number of shares to be issued as payment for this $1,000,000 shall be One Million (1,000,000) shares of common stock.

The restricted stock shall be governed by the “Restricted Stock Terms” as outlined herein. Fulfillment of this MOU by GMF is conditional on the receipt of all payments owed in the specified time frame. Failure to pay as agreed may trigger a default as per the included “Default Provisions”.  All media will have a shelf life of twelve months from the date of contract.  Media unused during the life of the Agreement will be expunged.

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Restricted Stock Terms
The shares of Restricted Shares of Common Stock specified as payment are to be issued within ten days from the execution of this MOU. All the Restricted Shares of Common Stock shall be issued as of the Effective Date and will be valued at par value for the purposes of income declaration.

Restricted Stock Valuation (Market Price)
For the purposes of this MOU, the Market Price of the restricted stock shall be calculated as either (i) One Hundred percent (100%) of the arithmetic average of the closing price of Enterconnect’s Common Stock for the past thirty (30) trading days, as reported daily by the principal national or regional stock exchange on which the common stock is listed, or (ii) the effective price per share of the most recent capital raise of Enterconnect. The total number of restricted shares to be issued to GMF for each payment due shall be calculated by dividing the amount due by the Market Price.

Registration Provisions.
The Restricted Shares issued to GMF under this MOU shall be subject to the following registration provisions:
Enterconnect grants to GMF piggyback registration rights with respect to all Restricted Shares mentioned in this MOU. Enterconnect shall give prompt written notice to GMF of any intended registration and will automatically include GMF’s Restricted Shares in such registration unless notified to the contrary by GMF. In the event that Enterconnect does not register the Restricted Shares as required in this MOU, or if the Restricted Shares are eligible for sale pursuant to Rule 144 and Enterconnect does not provide all required documents such as counsel opinion letter to remove stock restrictions within one week of written request from GMF, Enterconnect shall pay GMF, as liquidated damages, an amount equal to five percent (5%) of the total value of this MOU, such payment shall be made no later than the first business day of the following calendar month and Enterconnect furthermore agrees to accept and represent to Enterconnect’s transfer agent as valid, an opinion letter from GMF’s counsel regarding restricted stock status.

Default Provisions
Any default by Enterconnect in the payment of any amount when due under this MOU, or any failure to timely review and approve media supplied by GMF for review, shall entitle GMF to place a hold on all work specified in this MOU, at its sole option, to terminate this MOU upon Thirty (30) days written notice and declare this MOU null and void. No media advertising will be distributed unless all payments outlined in this MOU have been received by GMF in the time frame specified.

Enterconnect has the right to cancel this MOU with Thirty (30) days written notice, and if such right is utilized will not be responsible for any additional payments owed under this MOU. Upon the event of such cancellation by Enterconnect all payments paid to date of cancellation shall not be subject to refund. GMF shall not be in default as a result of any delays in services that are directly or indirectly the result of actions of Enterconnect, or failure to act on the parts of Enterconnect, such as failure to approve copy submitted by GMF for distribution in a reasonable yet timely manner, or failure to submit materials periodically (at least monthly) to GMF to develop features.

If at any time during the service period of this MOU the market value of the stock paid to GMF drops to $700,000 or less then all work shall cease. Enterconnect will have the option to make up the difference in cash or additional restricted stock to return the value paid to GMF to the $1,000,000 level within 30 days. If Enterconnect chooses not to exercise this option then the default provisions of this MOU shall be in force and. For the purposes of any calculations required by this paragraph, the Market Price as defined above in Restricted Stock Terms shall be used.

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This Agreement will be governed, construed and enforced in accordance with and governed by the laws of the state of New York applicable to agreements made and to be performed in such jurisdiction without reference to conflicts of law principles.  The Parties irrevocably consent that any legal action or proceeding against them under, arising out of or in any manner relating to this Agreement or any other agreement, document or instrument arising out of or executed in connection with this Agreement may be brought only in a court with jurisdiction located in, or the federal district court the district of which includes the county of Suffolk in the state of New York and the Parties each irrevocably consent to that venue and to the personal jurisdiction thereof.

The offer contained in this MOU supersedes any previous offers submitted to Enterconnect and is valid for a period of 14 days from the date in the footnote at the bottom of the page. Please indicate your acceptance of this MOU by signing below, and then please fax the original, followed by mailing of two executed copies, at your earliest convenience to: Don L Rose, President, Global Media Fund, Inc., PO Box 78, Mt. Sinai, NY 11766; Ph: 631/791-5126, Fax: 631/389-2367.

SIGNATURES

Agreed and Accepted:

Enterconnect Inc.
Signature

Date

Agreed and Accepted:

Global Media Fund, Inc.		/s/ Illegible
Signature

Date	6/19/07

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